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                                                                    EXHIBIT 99.1


[EGL LETTERHEAD]


                                 PRESS RELEASE

    EGL, INC. ANNOUNCES PRICING OF FIVE-YEAR CONVERTIBLE SUBORDINATED NOTES

HOUSTON, Dec. 4/PRNewswire/--EGL, Inc. (Nasdaq: EAGL - news) today announced that it priced a private placement of 5% convertible subordinated notes at an initial conversion price of $17.43, which represents a 19 percent premium to yesterday's closing bid price for the company's common stock on the Nasdaq National Market of $14.65 a share. The notes are convertible into shares of EGL common stock.

EGL has the right to redeem the notes after three years. Holders have the right to require EGL to repurchase the debentures upon a change in control. The notes mature on January 1, 2007.

The transaction is expected to result in gross proceeds to EGL of approximately $85 million (not including an option of the initial purchasers to purchase up to an additional $15 million in principal amount of the notes). The company intends to use the net proceeds of the offering for repayment of indebtedness under its amended and restated credit facility. Closing of the transaction is scheduled for December 7, 2001.

These securities have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Cautionary Statement

The statements in this press release regarding the announced pricing of the proposed offering (including the timing, amount and terms thereof), and any other statements, which are not historical facts, are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, market conditions, satisfaction of closing conditions for the offering and other factors detailed in the Company's most recent Form 10-K and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumption prove incorrect, actual outcomes may vary materially from those indicated.